Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES APRIL 2012 US
TRADING VOLUMES

NEW YORK, May 8, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that April 2012 US trading volume was 3.5 billion shares and average daily volume (ADV) was 176 million shares.  This compares to 3.8 billion shares and ADV of 171 million shares in March 2012 and 3.6 billion shares and ADV of 182 million shares in April 2011.  There were 20 trading days in both April 2012 and April 2011 and 22 trading days in March 2012.

ITG US Trading Activity

April 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

April 2012	20	3,528,861,314	176,443,066

Year-to-Date:	82	15,306,052,082	186,659,172

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent research and execution broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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